Standard Register®

ADVANCING YOUR REPUTATION     1912-2012

600 Albany St. · Dayton, OH 45417

Investor and media contact:

937.221.1000 · 937.221.1205 (fax)

Carol Merry 614.383.1624

www.standardregister.com

carol.merry@fahlgren.com

Standard Register Reports Third Quarter 2012 Financial Results

•

Underlying operating performance continues to improve

•

Year-to-date increase in Core growth solutions sales

•

Strong sales momentum in technology-oriented solutions

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On track to end 2012 with at least $5 million in positive cash flow

DAYTON, Ohio (October 26, 2012) – Standard Register (NYSE: SR), a leader in critical communications management solutions, today announced its financial results for the third quarter and first nine months of 2012. The Company reported third-quarter 2012 revenue of $145.7 million and a net loss of $2.6 million or $0.09 per share. The results compare to prior year third quarter revenue of $157.5 million and net income of $8.4 million or $0.29 per share. The 2011 third quarter included a $20.2 million ($12.2 million after tax) one-time benefit related to termination of the Company’s postretirement healthcare plan, so comparable results improved $1.2 million over the prior year quarter.

Non-GAAP net income from operations after adjustments for pension loss amortization, pension settlement, restructuring charges, postretirement plan termination, tax effect of adjustments and deferred tax valuation allowances was $2.5 million or $0.09 per share for the third quarter of 2012, compared to break even for the same period in 2011.

Through the first nine months of 2012, the Company reported revenue of $458.4 million and a net loss of $8.9 million or $0.30 per share. The first nine months results compare to last year’s revenue of $486.7 million and net income of $7.8 million or $0.27 per share for the same period of 2011. Non-GAAP adjusted net income from operations for the first nine months of 2012 was $8.2 million or $0.29 per share compared to non-GAAP adjusted net income of $6.8 million or $0.24 per share for the nine months of 2011.

The Company previously announced the loss of a portion of its business with a large financial services customer due to the customer’s restructuring. Revenue from this customer declined $10.6 million in the third quarter ($3.7 million in Core solutions and $6.9 million in Legacy products) and $16.6 million in the first nine months ($5.3 million in Core solutions and $11.3 million in Legacy products). The Company has revised its expectation for 2012 to a loss of $24 to $25 million in revenue from this customer, $8 million in Core solutions and the balance in Legacy products.

“Underlying operating performance and our financial stability continue to improve despite a revenue decline in the quarter primarily related to the expected decreases in our Legacy products and in business from one large customer,” said Joseph P. Morgan, Jr., president and chief executive officer. “On a year-to-date basis, revenue from Core growth solutions increased.”

Morgan continued, “Our transformation and the new solutions we’re bringing to market resulted in another quarter of sales momentum. In Healthcare, we signed more new contracts than in any prior quarter since the business unit was established, and we are seeing more subscriptions for our technology-oriented solutions, with longer terms and better product mix. In Business Solutions, customer communications and on-demand digital publishing are growing, in part due to the investments in digital equipment we made in 2011. Our challenges are the uncertainty of the economic environment, our pension contribution expense and pricing pressures that impact our margins. We are implementing our restructuring plan ahead of schedule, making aggressive improvements in our sales, delivery channel and customer service organizations, and managing costs throughout the business. We are confident in our strategy and can reaffirm that we expect to end 2012 with at least $5 million in positive cash flow.”

Third Quarter Results

Total revenue declined 7 percent to $145.7 million in the third quarter compared to $157.5 million in the third quarter of 2011. Nearly all of the decline was attributable to the loss of business from the large financial services customer.  Core solutions, the Company’s priority growth products and services, declined less than 1 percent; excluding the loss from the large financial services customer, Core solutions grew 5 percent. Legacy products, generally transactional documents and print materials, declined 12 percent.

Healthcare revenue declined 11 percent for the quarter, to $51.5 million compared to $57.7 million in the prior year quarter. The decline was driven primarily by net unit decreases, with growth in technology-related Core solutions offset by declines in Legacy products. Operating income for the third quarter was $2.3 million compared to $3.9 million for the same period in 2011. Excluding the third quarter 2011 postretirement plan allocation of $1.9 million, operating income improved over the prior year quarter. Dialog Medical, a component of patient information solutions, was acquired in July 2011 and incorporated into the Company’s reporting in the third quarter of 2011.

Business Solutions revenue for the third quarter was $94.2 million, a decrease of 6 percent compared to third quarter 2011 revenue of $99.8 million. Excluding the loss of business from the large financial services customer, revenue increased $5.0 million over the prior year. Core solutions growth, particularly in customer communications and on-demand publishing, was partially offset by net unit decreases in Legacy transactional products. Operating income for the third quarter was $2.3 million compared to $2.0 million in the third quarter last year. Excluding the postretirement plan allocation of $3.2 million, year over year operating income improved significantly.

Consolidated gross margin as a percent of revenue was 29.0 percent, unchanged from the third quarter of 2011. Some new business at lower margins and declining sales in higher margin products were offset by savings from ongoing restructuring activities and other cost-saving initiatives. Selling, general and administrative (SG&A) expenses declined 16 percent in the quarter.

First Nine Months Results

Total revenue declined 6 percent to $458.4 million compared to $486.7 million for the first nine months of 2011. Of the decline, $16.6 million was from the loss of business at the large financial services customer and the remainder was primarily a result of Legacy product unit volumes declining more rapidly than growth in Core solutions sales. In the first nine months of 2012, Core solutions grew 2 percent (4.9% excluding the loss of business at the large financial services customer). Legacy products declined 11 percent. At the end of the first nine months of 2012, Core solutions accounted for 43 percent of revenue, compared to 40 percent at the end of the third quarter last year. Legacy products correspondingly declined to 57 percent from 60 percent for the same periods.

Healthcare revenue declined 8 percent to $163.3 million from $177.4 million in the first nine months of 2011. Operating income for the first nine months of 2012 was $8.6 million compared to $12.4 million for the prior year ($10.5 million after excluding the postretirement plan allocation of $1.9 million).

Business Solutions revenue declined to $295.1 million from $309.3 million in the first nine months of the prior year and nearly all of the 5 percent decline was from the loss of business at the large financial services customer. Operating income increased by 19 percent to $5.6 million from $4.8 million (or $1.6 million excluding the postretirement plan allocation of $3.2 million).

Consolidated gross margin as a percent of revenue was 30 percent in the first nine months of 2012, compared to 31 percent for the same period in 2011. SG&A expense declined 11 percent in the first nine months of 2012, to $138.6 million from $155.5 million in the prior year. SG&A expense for the first nine months of 2011 included a credit of $3.3 million from amortization of prior service credits before the termination of the postretirement healthcare benefits plan.

Cash flow on a net debt basis was positive by $4.0 million year-to-date in 2012 compared to a negative $5.8 million at the end of the first three quarters of 2011.

Capital Expenditures, Restructuring and Pension Contribution Updates

Through the first nine months of 2012, capital expenditures were $2.4 million. Expected capital expenditures for the full year 2012 are in the range of $7 million to $11 million. The Company continues to invest at a prudent level to support Core technology solutions growth and to increase efficiencies with management reporting systems and customer service. Restructuring efforts have more clearly defined investments that will produce the best return.

In January 2012, the Company announced a two-year strategic restructuring plan to better align its resources in support of the growing Core solutions business and reduce costs to offset the impact of declining revenues in Legacy products. The Company has identified additional savings initiatives and currently expects annual savings of approximately $60 million by the end of 2013. Costs associated with the restructuring program are expected to be approximately $11.5 million by the end of 2013.

Standard Register has contributed $18.7 million to the Company’s qualified pension plan in the first nine months of 2012 and expects to contribute at least another $2 million in the fourth quarter. Based on provisions of the highway reauthorization legislation signed into law in July, the Company updated pension-funding expectations for 2012 and 2013, which were previously expected to total $53 million. With relief provided by the Moving Ahead for Progress in the 21st Century Act (MAPS-21), commonly called the highway bill, the contribution for 2012 is expected to be $20.7 million and $26.8 million in

2013, a decrease of $5.5 million from the earlier estimate. Currently, the Company expects contributions to total $42 million in 2014.

Conference Call

Standard Register’s President and Chief Executive Officer Joseph P. Morgan, Jr. and Chief Financial Officer Robert Ginnan will host a conference call at 10:00 a.m. EDT on Friday, October 26, 2012, to review the third quarter results. The call can be accessed via an audio webcast accessible at http://www.standardregister.com/investorcenter.

About Standard Register

Standard Register (NYSE:SR), celebrating 100 years of innovation, is trusted by the world’s leading companies to advance their reputations by aligning communications with corporate standards and priorities. Providing market-specific insights and a compelling portfolio of solutions to address the changing business landscape in healthcare, financial services, commercial and industrial markets, Standard Register is the recognized leader in the management and execution of mission-critical communications. More information is available at http://www.standardregister.com.

Safe Harbor Statement

This press release contains forward-looking statements covered by the Private Securities Litigation Reform Act of 1995. Because such statements deal with future events, they are subject to various risks and uncertainties and actual results could differ materially from the Company’s current expectations.

Factors that could cause the Company’s results to differ materially from those expressed in forward-looking statements include, without limitation, our access to capital for expanding in Core solutions, the pace at which digital technologies erode the demand for certain legacy products, the success of our plans to deal with the threats and opportunities brought by digital technology, results of cost containment strategies and restructuring programs, our ability to attract and retain key personnel, variation in demand and acceptance of the Company’s products and services, frequency, magnitude and timing of paper and other raw material price changes, the timing of the completion and integration of acquisitions, general business and economic conditions beyond the Company’s control, and the consequences of competitive factors in the marketplace, including the ability to attract and retain customers. The Company undertakes no obligation to revise or update forward-looking statements as a result of new information, since these statements may no longer be accurate or timely. For more information, see the Company’s most recent Form 10-K and other filings with the Securities and Exchange Commission.

Non-GAAP Measure Presented in This Press Release

The Company reports its results in accordance with Generally Accepted Accounting Principles in the United States (GAAP). However, we believe that certain non-GAAP measures found in this press release, when presented in conjunction with comparable GAAP measures, are useful for investors. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows where amounts are either excluded or included, not in accordance with generally accepted accounting principles. We discuss several measures operating performance including non-GAAP net income and earnings per share and cash flow on a net debt basis, which are not calculated in accordance with GAAP. These non-GAAP measures should not be considered as substitutes for, or superior to, results determined in accordance with GAAP.

Management evaluates the Company’s results, excluding pension loss amortization, pension settlements, restructuring charges, and deferred tax valuation allowances. We believe this non-GAAP financial measure is useful to investors because it provides a more complete understanding of our current underlying operating performance, a clearer comparison of current period results with past reports of financial performance, and greater transparency regarding information used by management in its decision-making. Internally, management and our Board of Directors use this non-GAAP measure to evaluate our business performance.

In addition, because our credit facility is borrowed under a revolving credit agreement, which currently permits us to borrow and repay at will up to a balance of $100 million (subject to limitations related to receivables, inventories, and letters of credit), we take the measure of cash flow performance prior to borrowing or repayment of the credit facility. In effect, we evaluate cash flow as the change in net debt (credit facility debt less cash and cash equivalents).

The table below provides a reconciliation of these non-GAAP measures to their most comparable measure calculated in accordance with GAAP.

THE STANDARD REGISTER COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share amounts)

(Unaudited)

13 Weeks Ended	13 Weeks Ended		39 Weeks Ended	39 Weeks Ended
30-Sep-12	2-Oct-11		30-Sep-12	2-Oct-11

$ 145,722	$ 157,543	TOTAL REVENUE	$ 458,438	$ 486,717

103,690	111,392	COST OF SALES	321,611	336,351

42,032	46,151	GROSS MARGIN	136,827	150,366

		COSTS AND EXPENSES
43,053	51,140	Selling, general and administrative	138,648	155,473
-	(20,239)	Pension settlement and postretirement plan amendment	983	(19,786)
733	112	Restructuring and other exit costs	3,345	(65)
43,786	31,013	TOTAL COSTS AND EXPENSES	142,976	135,622

(1,754)	15,138	(LOSS) INCOME FROM OPERATIONS	(6,149)	14,744

		OTHER INCOME (EXPENSE)
(670)	(630)	Interest expense	(2,059)	(1,774)
10	60	Other income	49	558
(660)	(570)	Total other expense	(2,010)	(1,216)

(2,414)	14,568	(LOSS) INCOME BEFORE INCOME TAXES	(8,159)	13,528

202	6,214	Income tax expense	704	5,742

$ (2,616)	$ 8,354	NET (LOSS) INCOME	$ (8,863)	$ 7,786

29,232	29,048	Average Number of Shares Outstanding - Basic	29,182	29,035
29,232	29,204	Average Number of Shares Outstanding - Diluted	29,182	29,199

$ (0.09)	$ 0.29	BASIC AND DILUTED (LOSS) INCOME PER SHARE	$ (0.30)	$ 0.27

$ -	$ 0.05	Dividends per share declared for the period	$ 0.05	$ 0.15

		MEMO:
$ 4,896	$ 5,264	Depreciation and amortization	$ 16,866	$ 15,884
$ 5,773	$ 6,070	Pension loss amortization	$ 17,331	$ 18,212

		SEGMENT OPERATING RESULTS
		(Dollars in thousands)
		(Unaudited)

13 Weeks Ended	13 Weeks Ended		39 Weeks Ended	39 Weeks Ended
30-Sep-12	2-Oct-11		30-Sep-12	2-Oct-11
		REVENUE
$ 51,535	$ 57,717	Healthcare	$ 163,348	$ 177,440
94,187	99,826	Business Solutions	295,090	309,277
$ 145,722	$ 157,543	Total Revenue	$ 458,438	$ 486,717

		NET (LOSS) INCOME BEFORE TAXES
$ 2,222	$ 3,858	Healthcare	$ 8,564	$ 12,365
2,365	1,993	Business Solutions	5,650	4,808
(7,001)	8,717	Unallocated	(22,373)	(3,645)
$ (2,414)	$ 14,568	Total Net (Loss) Income Before Taxes	$ (8,159)	$ 13,528

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

(Unaudited)

			30-Sep-12	1-Jan-12
		ASSETS
		Cash and cash equivalents	$ 1,175	$ 1,569
		Accounts receivable	106,519	113,403
		Inventories	46,752	48,822
		Other current assets	10,051	9,058
		Total current assets	164,497	172,852

		Plant and equipment	$ 60,277	$ 73,950
		Goodwill and intangible assets	13,662	14,479
		Deferred taxes	23,991	23,996
		Other assets	5,982	8,584
		Total assets	$ 268,409	$ 293,861

		LIABILITIES AND SHAREHOLDERS' DEFICIT
		Current liabilities	79,320	83,443
		Deferred compensation	3,567	5,777
		Long-term debt	54,158	60,149
		Pension benefit obligation	212,530	236,206
		Other long-term liabilities	6,992	7,339
		Shareholders' deficit	(88,158)	(99,053)
		Total liabilities and shareholders' deficit	$ 268,409	$ 293,861

		CONSOLIDATED STATEMENTS OF CASH FLOWS
		(Dollars in thousands)
		(Unaudited)
			39 Weeks Ended	39 Weeks Ended
			30-Sep-12	2-Oct-11
		Net income (loss) plus non-cash items	$ 30,591	$ 25,472
		Working capital	10,541	12,371
		Restructuring payments	(7,550)	(1,103)
		Contributions to qualified pension plan	(18,703)	(20,000)
		Other	(4,727)	(130)
		Net cash provided by operating activities	10,152	16,610
		Capital expenditures, net	(2,441)	(12,022)
		Proceeds from sale of equipment	104	40
		Acquisition, net of cash received	-	(4,905)
		Net cash used in investing activities	(2,337)	(16,887)
		Net change in borrowings under credit facility	(4,364)	5,772
		Principal payments on long-term debt	(1,914)	(1,091)
		Dividends paid	(1,500)	(4,380)
		Other	(613)	78
		Net cash (used in) provided by financing activities	(8,391)	379
		Effect of exchange rate	182	(119)
		Net change in cash	$ (394)	$ (17)

		RECONCILIATION OF GAAP TO NON-GAAP MEASURES
		(Dollars in thousands, except per share amounts)
		(Unaudited)
13 Weeks Ended	13 Weeks Ended		39 Weeks Ended	39 Weeks Ended
30-Sep-12	2-Oct-11		30-Sep-12	2-Oct-11

$ (2,616)	$ 8,354	GAAP Net Income (Loss)	$ (8,863)	$ 7,786
		Adjustments:
5,773	6,070	Pension loss amortization	17,331	18,212
-	(20,239)	Pension settlement and postretirement plan amendment	983	(19,786)
733	112	Restructuring charges	3,345	(65)
(2,567)	5,582	Tax effect of adjustments (at statutory tax rates)	(8,544)	651
1,194	-	Deferred tax valuation allowance	3,990	-
$ 2,517	$ (121)	Non-GAAP Net Income	$ 8,242	$ 6,798

$ (0.09)	$ 0.29	GAAP Income (Loss) Per Share	$ (0.30)	$ 0.27
		Adjustments, net of tax:
0.12	0.13	Pension loss amortization	0.36	0.38
-	(0.42)	Pension settlement and postretirement plan amendment	0.02	(0.41)
0.02	-	Restructuring charges	0.07	-
0.04	-	Deferred tax valuation allowance	0.14	-
$ 0.09	$ -	Non-GAAP Income (Loss) Per Share	$ 0.29	$ 0.24

		GAAP Net Cash Flow	$ (394)	$ (17)
		Adjustments:
		Credit facility paid	4,364	(5,772)
		Non-GAAP Net Cash Flow	$ 3,970	$ (5,789)